Exhibit 99.1

July 5, 2006 Press Release

Timberline Resources Signs Letter of Intent on Additional Walker Lane   Gold Project

COEUR D'ALENE, Idaho, Jul 5, 2006 (PRIMEZONE via COMTEX) – Timberline Resources Corporation (Pink Sheets:TBLC) announced today that it has signed a Letter of Intent to enter a Lease / Option to Purchase Agreement on the Long Canyon Project which lies along the Walker Lane Mineral Belt in south-central Nevada. Long Canyon is located 9 miles east-southeast of the East Camp Douglas project, which Timberline has recently leased, as announced last week.

The project covers 22 mining claims and represents the upper levels of a low-sulfidation, quartz-adularia gold system within the same positive structural setting as East Camp Douglas. The project area contains a series of narrow quartz veins grading up to 3.9 grams per tonne (g/t) gold and 529 g/t silver, cutting a broad, undefined, zone of gold bearing siliceous breccias associated with a poorly defined intrusive mafic sill. Additionally, a regional rhyolite dike swarm appears to control some of the gold mineralization. Timberline plans to commence a program of geologic mapping, geochemical sampling, and geophysical magnetic surveying in conjunction with the planned work program on its recently announced nearby East Camp Douglas project.

Timberline's V.P. of Exploration, Paul Dircksen, stated, "Long Canyon represents a significant early-stage exploration target within a regional permissive structural regime containing gold values genetically associated with both the mafic and rhyolitic intrusives, not unlike those found in other mines such asMidas."

The Agreement requires Timberline to make annual advance royalty payments of $20,000 increasing $5,000 annually to a cap of $50,000. Upon a production decision, Timberline may purchase the Property for $500,000 subject to a 2-percent Net Smelter Returns (NSR) royalty, of which 1-percent may be purchased for $1,000,000.

This press release has been reviewed and approved by Paul Dircksen, a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the "blue sky" upside of its experienced mineral exploration team. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Timberline Resources Corporation

By Staff

CONTACT:  Timberline Resources Corporation

          John Swallow, Chairman

          (208) 664-4859

          www.timberline-resources.com

(C) 2006 PRIMEZONE, All rights reserved.